EXHIBIT 4.14
SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”), dated as of November 4, 2010, is entered into by and among AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”) and TEXAS CAR-MART, INC., a Texas corporation (“TCM”; together with ACM, sometimes individually referred to herein as “Grantor” and collectively as “Grantors”), on one hand, and BANK OF AMERICA, N.A., in its capacity as Collateral Agent for Lenders (as hereinafter defined) (in such capacity, “Collateral Agent”), on the other hand, in light of the following facts:

R E C I T A L S:

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of even date herewith (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and among America’s Car-Mart, Inc., a Texas corporation (“Parent”), Grantors, Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”; together with Grantors sometimes individually referred herein as “Borrower” and collectively as “Borrowers”), the financial institutions from time to time party thereto as lenders (collectively, “Lenders”), Bank or Arkansas, N.A., as administrative agent for the Lenders (“Agent”), Collateral Agent and Bank of America, N.A. as documentation agent for the lenders (“Documentation Agent”), the Lenders have agreed to provide certain financial accommodations to Borrowers;

WHEREAS, in order to induce Agent, Collateral Agent, Documentation Agent and Lenders to enter into the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) and to provide certain financial accommodations to Borrowers as provided for in the Loan Agreement, each Grantor has agreed to guaranty the Colonial Obligations (as defined in the Loan Agreement) pursuant to a Continuing Guaranty dated as of even date herewith (as from time to time amended, restated, supplemented or otherwise modified, the “Guaranty”) and have also agreed to grant a continuing Lien (as hereinafter defined) on the Collateral (as hereinafter defined) to secure its obligations under the Guaranty;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1. DEFINED TERMS.  The following terms shall have the following respective meanings:

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Certificate of Title:  the certificate of title or other evidence of ownership of any Vehicle issued by the appropriate Division of Motor Vehicles or its counterpart in the jurisdiction in which the Contract Debtor resides.

Collateral: has the meaning set forth in Section 2.

Collateral Agent Indemnitees: Collateral Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Contracts:  all of each Grantor’s now owned and hereafter acquired loan agreements, accounts, installment sale contracts, Instruments, notes, documents, chattel paper, and all other forms of obligations owing to such Grantor, including Vehicle Contracts, and any collateral for any of the foregoing, including all rights under any and all Contract Security Documents and Vehicles or other merchandise returned to or repossessed by such Grantor.

Contract Debtor:  each Person who is obligated to a Grantor to perform any duty under or to make any payment pursuant to the terms of a Vehicle Contract.

Contract Security Documents:  all security agreements, chattel mortgages, deeds of trust, mortgages, or other security instruments, guaranties, sureties, and agreements of every type and nature (including Certificates of Title) securing the obligations of Contract Debtors under Contracts.

Documentation Agent Indemnitees: Documentation Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guaranty: has the meaning set forth in the Recitals hereto.

Indemnitees: Agent Indemnitees, Collateral Agent Indemnitees, Documentation Agent Indemnitees, Lender Indemnitees, and Issuing Bank Indemnitees.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Issuing Bank Indemnitees: Issuing Bank (as defined in the Loan Agreement) and its officers, directors, employees, Affiliates, agents and attorneys.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Licensor: any Person from whom a Grantor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Collateral Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Collateral Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Collateral Agent, and agrees to deliver the Collateral to Collateral Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Collateral Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Collateral Agent the right, vis-à-vis such Licensor, to enforce Collateral Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Property:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Secured Obligations: all indebtedness, liabilities and other obligations of each Grantor arising under the Guaranty, whether for principal, interest, reasonable fees, or reasonable out-of-pocket expenses or otherwise, and all obligations of any Grantor now or hereafter existing under this Agreement.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Vehicle:  any new or used, two-axeled, automobile or light-duty truck, together with all accessions, parts and equipment sold or financed in connection therewith.

Vehicle Contract:  all Instruments, notes, documents, chattel paper, accounts, installment sale contracts and other payment obligations which arise from or relate to an installment sale of a Vehicle.

All other capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.  All other undefined terms contained in this Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein, including: “Account,” “Inventory,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”.

2. GRANT OF LIEN.  As security for all Secured Obligations, each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties (as defined in the Loan Agreement), a continuing security interest in, Lien on, assignment of and right of set-off against, such Grantor’s right, title, and interest in and to all of the following Property and assets of the Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(a) all Accounts;

(b) all Contracts;

(c) all Chattel Paper, including electronic chattel paper;

(d) all Commercial Tort Claims;

(e) all Deposit Accounts;

(f) all Documents;

(g) all General Intangibles, including Intellectual Property;

(h) all Goods, including Inventory, Equipment and fixtures;

(i) all Instruments;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Supporting Obligations;

(m) all monies, whether or not in the possession or under the control of Agent, Collateral Agent, a Lender, or a bailee or Affiliate of Agent, Collateral Agent or a Lender;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

3. PERFECTION AND PROTECTION OF SECURITY INTEREST.

(a) Each Grantor shall, at its expense, perform all steps requested by the Collateral Agent at any time to perfect, maintain, protect, and enforce the Collateral Agent’s Liens, including:  (i) executing, delivering and/or filing and recording of the any agreements and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Collateral Agent; and (ii) delivering to the Collateral Agent the originals of all Contracts, Instruments, Documents, and tangible Chattel Paper, and all other Collateral in such Grantor’s possession of which the Collateral Agent determines it should have physical possession in order to perfect or protect the Collateral Agent’s Lien therein, duly pledged, endorsed, or assigned to the Collateral Agent without restriction.

(b) Each Grantor shall hold all Collateral consisting of negotiable Documents, certificated securities (accompanied by stock papers executed in blank), Chattel Paper, Contracts and Instruments as a custodian for the benefit of Collateral Agent.

(c) Upon request by Collateral Agent, each Grantor shall obtain or use its best efforts to obtain Lien Waivers with respect to the Collateral.

(d) Each Grantor shall obtain authenticated control agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for such Grantor.

(e) Each Grantor shall take all steps necessary to grant the Collateral Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in the Uniform Electronic Transactions Act.

(f) Promptly upon request, Grantors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Collateral Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Grantor authorizes Collateral Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Grantor, or words to similar effect, and ratifies any action taken by Collateral Agent before the Closing Date (as defined in the Loan Agreement) to effect or perfect its Lien on any Collateral.

(g) Grantors shall promptly notify Collateral Agent in writing if any Grantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000) and, upon Collateral Agent’s request, shall promptly take such actions as Collateral Agent deems appropriate to confer upon Collateral Agent (for the benefit of the Lenders) a duly perfected, first priority Lien upon such claim.

(h) So long as the Guaranty is in effect and until all Secured Obligations have been fully satisfied, the Collateral Agent’s Liens shall continue in full force and effect in all Collateral.

(i) No Grantor shall merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations into a Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

4. LOCATION OF COLLATERAL.

(a) Each Grantor represents and warrants to the Collateral Agent and the Lenders that Schedule 4 is a correct and complete list of the location of such Grantor’s chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; and

(b) Each Grantor covenants and agrees that it:

(i) shall at all times keep the Collateral at its business locations set forth in Schedule 4, except that Grantors may move Collateral to another location in the United States, upon 30 days prior written notice to Collateral Agent;

(ii) will not otherwise change or add to any of such locations; or

(iii) will not change the location of its chief executive office from the location identified in Schedule 4, unless it gives the Collateral Agent at least 30 days’ prior written notice thereof.

5. CORPORATE NAMES; JURISDICTION OF ORGANIZATION.  Each Grantor represents and warrants to the Collateral Agent and the Lenders and agrees with the Collateral Agent and the Lenders that: (a) each Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) each Grantor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement); and (c) during the 5 years preceding the Closing Date, no Grantor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.

6. TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL.  Each Grantor represents and warrants to the Collateral Agent and the Lenders and agrees with the Collateral Agent and the Lenders that: (a) each Grantor has good and marketable title to (or valid leasehold interests in) all of its Property, including all Property reflected in any financial statements delivered to Agent, Collateral Agent or Lenders, in each case free of Liens except Permitted Liens (as defined in the Loan Agreement) and minor defects in title to its real estate that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose.  Each Grantor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Collateral Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

7. ACCESS AND EXAMINATION.  Subject to the limitations set forth in the Loan Agreement, the Collateral Agent may at all reasonable times during regular business hours have access to, examine, make extracts from or copies of and inspect any or all of each Grantor’s records, files, and books of account and the Collateral, and discuss each Grantor’s affairs with such Grantor’s officers and management.  Each Grantor will deliver to the Collateral Agent any instrument necessary for the Collateral Agent to obtain records from any service bureau maintaining records for such Grantor.  The Collateral Agent may, without expense to the Collateral Agent, use such of the Grantors’ respective personnel, supplies, and real estate as may be reasonably necessary for maintaining or enforcing the Collateral Agent’s Liens.  The Collateral Agent shall have the right, at any time, in the Collateral Agent’s name or in the name of a nominee of the Collateral Agent, to verify the validity, amount or any other matter relating to the Contracts, Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

8. ACCOUNTS.  Each Grantor hereby represents and warrants to the Collateral Agent and the Lenders, with respect to such Grantor’s Contracts and Accounts, that each existing Contract and Account represents, and each future Contract and Account will represent, a bona fide sale or lease and delivery of goods by such Grantor, or rendition of services by such Grantor, in the ordinary course of such Grantor’s business.

9. COLLECTION OF ACCOUNTS; PAYMENTS.

(a) The Grantors shall make collection of all Contracts, Accounts and other Collateral for the Collateral Agent, shall receive all payments as the Collateral Agent’s trustee, and shall immediately deliver all payments in their original form duly endorsed in blank into a Dominion Account.  The Collateral Agent or the Collateral Agent’s designee may, at any time after the occurrence of an Event of Default, notify Contract Debtors that the Contracts have been assigned to the Collateral Agent and of the Collateral Agent’s Lien therein, and may collect them directly and charge the collection costs and expenses to the Loan Account as a Revolving Loan.

(b) If sales of any Grantor’s Inventory are made or services are rendered for cash, the Grantors shall immediately deposit into a Dominion Account the cash which such Grantor receives.

(c) All payments including immediately available funds received by the Collateral Agent at a bank account designated by it, will be the Collateral Agent’s sole property for its benefit and the benefit of the Lenders.

10. INVENTORY.  Each Grantor represents and warrants to the Collateral Agent and the Lenders and agrees with the Collateral Agent and the Lenders that all of the Inventory owned by such Grantor is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Grantor’s business, and is and will be fit for such purposes.  Each Grantor will keep its Inventory in good and marketable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business.

11. EQUIPMENT.  Each Grantor represents and warrants to the Collateral Agent and the Lenders and agrees with the Collateral Agent and the Lenders that all of the Equipment owned by such Grantor is and will be used or held for use in such Grantor’s business, and is and will be fit for such purposes.  Each Grantor shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof.  No Grantor will, without the Collateral Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Grantor’s Equipment constituting Collateral.

12. DOCUMENTS, INSTRUMENTS, AND CHATTEL PAPER.  Each Grantor represents and warrants to the Collateral Agent and the Lenders that (a) all Documents, Instruments, Contracts and Chattel Paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such Documents, Instruments, Contracts Letter of Credit Rights and Chattel Paper are and will be owned by such Grantor, free and clear of all Liens other than Permitted Liens.  If any Grantor retains possession of any Chattel Paper or Instruments with Collateral Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend:  “This instrument is subject to a first lien security interest in favor of Bank of America, N.A., as Collateral Agent, and may not be further assigned”.

13. RIGHT TO CURE.  The Collateral Agent may, in its discretion, pay any amount or do any act required of any Grantor hereunder in order to preserve, protect, maintain or enforce the Secured Obligations, the Collateral or the Collateral Agent’s Liens therein, and which such Grantor fails to pay or do, including payment of any judgment against such Grantor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral.  Any payment made or other action taken by the Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

14. POWER OF ATTORNEY.  Each Grantor hereby irrevocably constitutes and appoints Collateral Agent (and all Persons designated by Collateral Agent) as such Grantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Collateral Agent, or Collateral Agent’s designee, may, without notice and in either its or a Grantor’s name, but at the cost and expense of Grantor:

(a) Endorse a Grantor’s name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Collateral Agent’s possession or control; and

(b) During an Event of Default, (i) notify any account debtors of the assignment of their Contracts or Accounts, demand and enforce payments on Contracts or Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Contracts and Accounts; (ii) settle, adjust, modify, compromise, discharge or release any claims with respect to amounts due on Contracts, Accounts or other Collateral, or any legal proceedings brought to collect on Contracts, Accounts or other Collateral; (iii) sell or assign any Contracts, Account and other Collateral upon such terms, for such amounts and at such times as Collateral Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of a account debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to change the address for delivery thereof to such address as Collateral Agent may designate; (vii) endorse any Chattel Paper, Contrast, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Contract, Account, Inventory or other Collateral; (viii) use a Grantor’s stationery and sign its name to verifications of Contracts, Accounts and notices to account debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Grantor is a beneficiary; and (xii) take all other actions as Collateral Agent deems appropriate to fulfill any Grantor’s obligations hereunder or under the Guaranty.

15. THE COLLATERAL AGENT’S AND LENDERS’ RIGHTS, DUTIES AND LIABILITIES.

(a) Each Grantor assumes all responsibility and liability arising from or relating to the use, sale, license or other disposition of the Collateral.  The Secured Obligations shall not be affected by any failure of the Collateral Agent or any Lender to take any steps to perfect the Collateral Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of the Secured Obligations.  Following the occurrence and during the continuation of an Event of Default, the Collateral Agent may (but shall not be required to),  without notice to or consent from any Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Grantor for the Secured Obligations or under the Guaranty or any other agreement now or hereafter existing between the Agent, Collateral Agent and/or any Lender and any Grantor.

(b) It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, such Grantor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it  thereunder.  Neither Collateral Agent nor any Lender shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Collateral Agent or any Lender of any payment relating to any contract or license pursuant hereto.  Neither Collateral Agent nor any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c) Collateral Agent may at any time after a Default or an Event of Default has occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to Grantors, notify account debtors, and other Persons obligated on the Collateral that Collateral Agent has a Lien therein, and that payments shall be made directly to Collateral Agent, for itself and the benefit of Lenders.  Upon the request of Collateral Agent, Grantor shall so notify account debtors and other Persons obligated on Collateral.  Once any such notice has been given to any account debtor or other Person obligated on the Collateral, no Grantor shall give any contrary instructions to such account debtor or other Person without Collateral Agent’s prior written consent.

(d) Collateral Agent may at any time in Collateral Agent’s own name or in the name of any Grantor communicate with such Grantor’s account debtors, parties to such Grantor’s contracts and obligors in respect of such Grantor’s Instruments to verify with such Persons, to Collateral Agent’s satisfaction, the existence, amount and terms of such Grantor’s Contracts, Accounts, payment intangibles, Instruments or Chattel Paper.  If a Default or Event of Default shall have occurred and be continuing, each Grantor, at its own expense, shall cause the independent certified public accountants then engaged by such Grantor to prepare and deliver to Collateral Agent and each Lender at any time and from time to time promptly upon Collateral Agent’s request the following reports with respect to such Grantor: (i) a reconciliation of all Accounts and Contracts ; (ii) an aging of all Accounts and Contracts; (iii) trial balances; and (iv) a test verification of such Accounts and Contracts as Collateral Agent may request.  Each Grantor, at its own expense, shall deliver to Collateral Agent the results of each physical verification, if any, which such Grantor may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

16. PATENT, TRADEMARK AND COPYRIGHT COLLATERAL.  Each Grantor own or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others except for any such conflict of infringement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There is no pending or, to Grantor’s knowledge, threatened claim against the Intellectual Property with respect to any Grantor or any of their Property (including any Intellectual Property).  No Grantor pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Parent or its Subsidiaries is shown on Schedule 16.

17. INDEMNIFICATION.  EACH GRANTOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party hereto have any obligation hereunder to indemnify or hold harmless an Indemnitee with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

18. LIMITATION ON LIENS ON COLLATERAL.  No Grantor will create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of Collateral Agent and Lenders in and to any of such Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

19. NOTICE REGARDING COLLATERAL.  Each Grantor will advise Collateral Agent promptly, in reasonable detail, (i) of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a Material Adverse Effect.

20. REMEDIES; RIGHTS UPON DEFAULT.

(a) If any Event of Default shall have occurred and be continuing, Collateral Agent may exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Grantors to assemble Collateral, at Grantors’ expense, and make it available to Collateral Agent at a place designated by Collateral Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Grantor, Grantors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Collateral Agent, in its sole discretion, deems advisable.  Each Grantor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Collateral Agent shall be reasonable.  Collateral Agent shall have the right to conduct such sales on any Grantor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Collateral Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Secured Obligations.

(b) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(c) All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Grantors contained in this Agreement or any other the Loan Documents are cumulative and not in derogation or substitution of each other.  In particular, the rights and remedies of Agent, Collateral Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent, Collateral Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

(d) The failure or delay of Agent, Collateral Agent or any Lender to require strict performance by Grantors with any terms of this Agreement or the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing.  All rights and remedies shall continue in full force and effect until Full Payment of all Secured Obligations.

21. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY.  Except as is prohibited by an existing and enforceable anti-assignment provision (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity), Collateral Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) during the existence of an Event of Default, any or all Intellectual Property of Grantors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Grantor’s rights and interests under Intellectual Property shall inure to Collateral Agent’s benefit.

22. LIMITATION ON AGENT’S, COLLATERAL AGENT’S AND LENDERS’ DUTY IN RESPECT OF COLLATERAL.  Agent, Collateral Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control.  None of Agent, Collateral Agent or any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Agent, Collateral Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

23. MISCELLANEOUS.

(a) Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Guaranty.

(c) Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

(d) Termination of this Agreement.  This Agreement shall terminate only upon the payment in full of all Secured Obligations.

(e) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Grantors, Agent, Collateral Agent Lenders, and their respective successors and assigns, except that (a) no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement; and (b) any assignment by a Lender must be made in compliance with Section 13.3 of the Loan Agreement.

(f) Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Collateral Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of such agreement.

(g) Governing Law.

(i) GOVERNING LAW.  THIS AGREEMENT, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(h) Consent to Forum; Arbitration.

(i) Forum.  EACH GRANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH GRANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Nothing herein shall limit the right of Agent, Collateral Agent or any Lender to bring proceedings against any Grantor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Collateral Agent of any judgment or order obtained in any forum or jurisdiction.

(ii) Arbitration.  Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Secured Obligations or this Agreement, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code).  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Collateral Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California.  The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter.  The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award.  The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator.  The arbitrator shall have the power to award legal fees to the extent provided by this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction.  The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by real estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence.  At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced.  None of the foregoing provisions of this Section shall limit the right of Agent, Collateral Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding.  The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.  At Collateral Agent’s option, foreclosure of any interest in real estate may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

(i) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23(b).

(j) Section Titles.  Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.

[Remainder of Page Intentionally Blank]
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

AMERICA’S CAR MART, INC.,
an Arkansas corporation,
as a Grantor

By:  \s\ Jeffrey A. Williams
Name: Jeffrey A. Williams
Title:  Secretary

TEXAS CAR-MART, INC.,
a Texas corporation,
as a Grantor

By:  \s\ Jeffrey A. Williams
Name: Jeffrey A. Williams
Title:  Secretary

Security Agreement (ACM-TCM)

BANK OF AMERICA, N.A.,
as Collateral Agent

By:  \s\ Chip Oboza
Name: Chip Oboza
Title:  Senior Vice President

Security Agreement (ACM-TCM)

SCHEDULE 4
To
SECURITY AGREEMENT
LOCATION OF COLLATERAL

A.           Location of Chief Executive Office

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

B.           Location of Books and Records

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

(See also list under D. below)

C.           Location of Collateral

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

(See also list under D. below)

D.           Location of all other places of business

See attached list (Schedule 4-A)

E.           Location of leased facilities and name of lessor/Sublessor

See attached list (Schedule 4-B)

Schedule 4

SCHEDULE 4-A

ACM/TCM	Address	St	Zip
Athens	904 Hwy 72 E	AL	35611
Cullman	1634 Brantley Ave NW	AL	35055
Decatur	3511 A Hwy 31 South	AL	35603
Muscle Shoals	3101 Woodward Ave.	AL	35661
Opelika	501 Columbus Parkway	AL	36801
Tuscaloosa	6210 University E, Cottondale	AL	35453
Arkadelphia	1102 North 10th	AR	71923
Batesville	2820 Harrison St.	AR	72501
Benton	1301 Military	AR	72015
Berryville	1202 W. Trimble	AR	72616
Camden	635 California	AR	71701
Clarksville AR	905 Rogers	AR	72830
Conway	1220 East Oak	AR	72032
DA N. Little Rock	1802 E. Broadway	AR	72114
DA Russellville	3502 S. Arkansas	AR	72801
El Dorado	1610 W. Hillsboro	AR	71730
Fayetteville	2724 W. Martin Luther King Blvd.	AR	72704
Forrest City	1826 W. Broadway	AR	72335
Fort Smith	4006 Towson Ave	AR	72901
Harrison	424 Hwy 62 & 65 North	AR	72601
Hope	1616 N. Hervey	AR	71801
Hot Springs	1608 Albert Pike	AR	71913
Jacksonville	211 S. James	AR	72076
Jonesboro	1315 Stadium Blvd.	AR	72401
Little Rock	5900 South University	AR	72209
Magnolia	203 US Highway 79 North	AR	71753
Malvern	2174 Oliver Lancaster Blvd	AR	72104
Morrilton	510 E.Harding St.	AR	72110
Mountain Home	2077 Hwy 62 East	AR	72653

Schedule 4

North Little Rock	6601 Warden Rd, Sherwood	AR	72120
Paragould	2213 E. Kingshighway	AR	72450
Pine Bluff	520 S. Blake St	AR	71603
Pine Bluff-East	2600 E. Harding Ave	AR	71601
Rogers	2007 S. 8th St	AR	72758
Rogers North	2620 W. Hudson Rd	AR	72756
Russellville	PO Box 510/2300 E. Main	AR	72811
Searcy	801 East Beebe Capps Exp.	AR	72143
Siloam Springs	351 Hwy 412 East	AR	72761
Springdale	3733 W. Sunset	AR	72762
Springdale East	1866 East Robinson	AR	72764
Trumann	1709 Hwy 69 / P.O. Box 385	AR	72472
Van Buren	2400 Fayetteville Rd.	AR	72956
West Memphis	1600 East Broadway	AR	72301
Evansville	1223 East Riverside	IN	47714
Bowling Green	1930 Russellville Rd	KY	42101
Elizabethtown	5730 N. Dixie	KY	42701
Henderson	2749 Highway 41 North	KY	42420
Hopkinsville	2010 Walnut St	KY	42240
Lexington	399 E. New Circle Rd.	KY	40505
Madisonville	342 South Main Street	KY	42431
Owensboro	512 Triplett	KY	42303
Paducah	3921 Clarks River Rd	KY	42003
Cape Girardeau	1455 N Kingshighway	MO	63703
Carthage	918 W. Central	MO	64836
Columbia	200 Business Loop 70 W	MO	65203
Farmington	222 West Karsch Blvd	MO	63640
Jefferson City	1330 Missouri Blvd	MO	65109
Joplin	3404 E. 7th	MO	64801
Lebanon	1600 West Elm	MO	65536
Neosho	311 South Neosho Blvd.	MO	64850
Poplar Bluff	804 S. Westwood	MO	63901

Schedule 4

Sedalia	3303 S. Limit St.	MO	65301
Springfield	2120 N. Glenstone	MO	65803
Springfield South	3245 W. Sunshine	MO	65807
West Plains	1702 Porter Wagoner Blvd.	MO	65775
Ardmore	2205 N. Commerce	OK	73401
Broken Arrow	406 E. Kenosha	OK	74012
Claremore	821 N. Lynn Riggs Blvd.	OK	74017
Cushing	2325 E. Main	OK	74023
Duncan	610 Hwy 81 N.	OK	73533
Enid	4802 W. Owen Garriot	OK	73703
Lawton	202 SW Sheridan Rd	OK	73505
McAlester	920 S. Main	OK	74501
Muskogee	1501 W. Shawnee	OK	74401
Okmulgee	1509 S. Wood Dr.	OK	74447
Owasso	8051 N Owasso Expressway	OK	74055
Ponca City	3314 North 14th	OK	74601
Poteau	2607 N. Broadway	OK	74953
Sapulpa	20 E. Taft	OK	74066
Shawnee	4020 N. Harrison	OK	74801
Stilwell	Route 6 Box 600	OK	74960
Tahlequah	2900 Muskogee Ave.	OK	74464
Tulsa North	6519 E. 11th St	OK	74112
Tulsa South	4810 S. Peoria Ave.	OK	74105
Stillwater	823 E 6th St	OK	74074
Clarksville TN	1630 Wilma Rudolph Blvd	TN	37040
Jackson	1089 South Highland	TN	38301
Atlanta	510 Loop 59	TX	75551
Corsicana	711 South 7th Street	TX	75110
Greenville	5107 East I-30	TX	75402
Longview	4207 W. Marshall	TX	75604
Lufkin	905 Timberland Dr.	TX	75901
Mount Pleasant	2300 W. Ferguson Road	TX	75455

Schedule 4

Nacogdoches	2819 South St.	TX	75964
Palestine	5000 N. Loop 256	TX	75801
Paris	1140 N. Main	TX	75460
Sherman	4308 Texoma Parkway	TX	75090
Sulphur Springs	1237 South Broadway	TX	75482
Texarkana	3015 Summerhill	TX	75503
Tyler	128 N. Northwest Loop 323	TX	75702
Wichita Falls	2710 Jacksboro Hwy	TX	76302

Schedule 4

SCHEDULE 4-B

Lot	State	Street Address	City, State, Zip	Lessor
Athens	AL	904 Highway 72 East	Athens, AL 35611	The Spencer Companies Inc. W. Gary Tucker, Jr., 120 Woodson St., Huntsville, AL 35801/POBox 18128, Huntsville, AL 35804
Cullman	AL	1634 & 1636 Brantley Ave., NW	Cullman, AL 35055	Galin Enterprises, Jerry D. Galin, 294 County Road 591, Hanceville, AL 35077
Decatur	AL	3511A Hwy. 31 South	Decatur, AL 35603	Marche, LLC, Chet Humphries, P.O.Box 5100, Decatur, AL 35601
Muscle Shoals	AL	3101 Woodward Ave	Muscle Shoals, AL 35661	Kenneth Crump, 1540 Lakewood Dr. East, Muscle Shoals, AL 35661
Opelika	AL	501 Columbus Parkway	Opelika, AL 36801	Country and Commercial Properties as Agent for Betty M. Fuller, Hugh Dean Fuller, Jr., and Freita Keluche. P.O. Box 1034, 201 South 9th Street, Opelika, AL 36803.
Tuscaloosa	AL	6210 University Blvd. East	Cottondale, AL 35453	Richard and Peggy Larimore, P.O. Box 639, Cottondale, AL 35453
Arkadelphia	AR	1102 N. 10th	Arkadelphia, AR 71923	Dynamic Enterprises, Inc., Terri Simon, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Batesville-Storage	AR	2850 E. Harrison St.	Batesville, AR 72501	Charlie Wade, 2850 E. Harrison, Batesville, AR 72501
Benton	AR	1301 Military Road	Benton, AR 72015	John Todd Fleeman /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Bentonville Corp(2nd Fl)	AR	802 SE Plaza Ave.	Bentonville, AR 72712	Dynamic Development, Terri Simon, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Bentonville Corp (1st Fl)	AR	802 SE Plaza Ave.	Bentonville, AR 72712	Dynamic Development, Terri Simon, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Camden	AR	635 California	Camden, AR 71701	Sharon Elizabeth Fleeman Greehey /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Conway	AR	1220 E. Oak	Conway, AR 72032	Bart Wayne Fleeman /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712

Schedule 4

DA No Little Rock	AR	1802 East Broadway	North Little Rock, AR 72114	Sharon Elizabeth Fleeman Greehey /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
El Dorado	AR	1610 West Hillsboro	El Dorado, AR 71730	The Fleeman Family Limited Part II, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Fayetteville	AR	2724 West Martin Luther King Blvd.	Fayetteville, AR 72701	John Todd Fleeman /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Fort Smith	AR	4006 Towson Avenue	Fort Smith, AR 72901	Billie Jean Fleeman Reeves /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Harrison	AR	424 Hwy 62 & 65 Bypass	Harrison, AR 72601	Jeannie Fleeman Rev Trust, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Hope	AR	1616 N Hervey Rd	Hope, AR 71801	Wallet Company, Inc., Mr. Charles M. Walker, Wilson, Walker & Short, The National Bldg., 2nd Fl, Second and Main Streets,PO Drawer 1159, Hope, AR 71802-1159
Hot Springs	AR	1608 Albert Pike	Hot Springs, AR 71913	Fleeman Family Limited Partnership I, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Jacksonville	AR	211 South James	Jacksonville, AR 72076	Bob Williams, 9014 Jansen Drive, Sherwood, AR 72120
Jonesboro	AR	1315 Stadium Blvd.	Jonesboro, AR 72401	Fleeman Family Linited Partnership I, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Jonesboro	AR	1315 Stadium Blvd.	Jonesboro, AR 72401	Stallins Storage, 1020 Neil Dr., Jonesboro, AR 72401
Little Rock	AR	5900 South University	Little Rock, AR 72209	Dynamic Enterprises, Inc., c/o Terri Simon, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712, 479-254-1151
Magnolia	AR	203 Hwy 79 By-Pass N	Magnolia, AR 71753	W. Derrell Rogers, P.O. Box 146, Magnolia, AR 71754-0146
Malvern	AR	2174 Oliver Lancaster	Malvern, AR (Actually in Rockport City, AR) 72104	Clinton Jones, 1763 Industrial Road, Malvern, AR 72104

Schedule 4

Malvern	AR	2174 Oliver Lancaster	Malvern, AR (Actually in Rockport City, AR) 72104	Clinton Jones, 1763 Industrial Road, Malvern, AR 72104
Morrilton	AR	510 E. Harding	Morrilton, AR 72110	Gusta Lynch and Charlean Howell, 179 Kike Acres Rd., Searcy AR 72143
Mountain Home	AR	2077 Hwy 62 East	Mt. Home, AR 72653	Ruddell Pannell and Anna Joyce Pannell, 200 C.R. 708, Gassville, AR 72635
North Little Rock-Sherwood	AR	6535 Warden Road (aka 6601 Warden Road)	North Little Rock, AR 72120	Ronald Morris and Sarah Morris, Morris Beck Construction, 8100 Colonel Glenn Rd, Little Rock, AR 72204
Paragould	AR	2213 Hwy 412 East (known as 2213 E. Kingshighway)	Paragould, AR 72451	Doye Bayird, P.O. Box 488, Paragould, AR 72450 (870-215-3679)
Paragould	AR	2213 Hwy 412 East (known as 2213 E. Kingshighway)	Paragould, AR 72451	Troy Eugene Moore, 2305 East Lake, Paragould, AR 72450. Phone: (870)275-8541. Fax: (870)335-0045.
Pine Bluff	AR	520 S. Blake	Pine Bluff, AR 71603	Bart Wayne Fleeman /Children's Trust #1, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Pine Bluff	AR	2600 East Harding	Pine Bluff, AR 71603	Dynamic Enterprises, Inc., Terri Simon, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712, 479-254-1151
Rogers	AR	2007 S. 8th St.	Rogers, AR 72758	Dynamic Enterprises, Inc., Terri Simon, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712, 479-254-1151
Rogers Service Center	AR	2007 S. 8th St.	Rogers, AR 72758	Dynamic Enterprises, Inc., Terri Simon, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712, 479-254-1151
Rogers North	AR	2608 West Hudson Rd	Rogers, AR 72758	Fleeman Family Limited Partnership II, c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Rogers	AR	2537 Honeysuckle Lane	Rogers, AR 72758	Ron Blackwell, Inc. P.O. Box 139, Bentonville, AR 72712
Rogers	AR	2537 Honeysuckle Lane	Rogers, AR 72758	Mike S. Jeffcoat, 2537 South Honeysuckle Lane, Rogers, AR 72758
Russellville	AR	2300 East Main St.	Russellville, AR 72801	Jeannie Fleeman Rev Trust c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712

Schedule 4

Siloam Springs	AR	351 Hwy 412 E	Siloam Springs, AR 72761	Dynamic Enterprises, Inc., c/o Jeannie Fleeman, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Springdale	AR	3733 West Sunset	Springdale, AR 72762	Jeannie Fleeman Rev Trust c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Van Buren	AR	2400 Fayetteville Rd.	Van Buren, AR 72956	Dale and Carolyn Johnson, 2417 Zora Chapel Dr., Rudy, AR 72952.
West Memphis	AR	1600 E Broadway	West Memphis, AR 72301	Fleeman Family Ltd. Prtsp., c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Bowling Green	KY	1930 Russellville Rd.	Bowling Green, KY 42101	Blue Level Properties, LLC-Fred W Tabor and Russell Heard 1591 Murphy Rd, Bowling Green, KY 42101
Elizabethtown	KY	5730 N. Dixie	Elizabethtown, KY 42701	Huey Douglas Skaggs, 192 Rineyville Big Springs Road, Radcliff, KY 40160
Lexington	KY	399 East New Circle Road	Lexington KY 40505	Merryman Investment Company IV, LLC, Daniel Merryman, 4814 Hartland, Lexington, KY 40515
Madisonville	KY	342 S Main St/Parcel IVA	Madisonville, KY 42431	Joseph G and Susan E Hawkins, 67 Iron Hill Circle, Kuttawa, KY 42055 - Lease B
Madisonville	KY	342 S Main St/Parcel V and VI	Madisonville, KY 42431	Joseph G and Susan E Hawkins, 67 Iron Hill Circle, Kuttawa, KY 42055 - Lease A
Owensboro	KY	711 East Eighth Street	Owensboro, KY	Ken Boarman, 533 Triplett Street, Owensboro, KY 42303
Cape Girardeau	MO	1455 N Kinghighway	Cape Girardeau, MO 63703	P&J Marketing, P.O. Box 1807, Cape Girardeau, MO 63702-1807
Carthage	MO	918 W. Central	Carthage, MO 64836	James & Shirley Deitz, 1224 Wendy Lane, Carthage, MO 64836
Carthage	MO	912 W. Central	Carthage, MO 64836	Bruce Hale, 600 West Central, Carthage, MO 64836-417-359-9300
Columbia	MO	200 Business Loop 70 West	Columbia, MO 65203	Last Enterprises, LLC., Paul Land, Manager, 2005 Robin Terrace, Columbia, MO 65203
Farmington	MO	222 W. Kirsch	Farmington, MO 63640	Dennis Pogue and Mary Dunn, P.O. Box 914, Farmington, MO 63640
Jefferson City	MO	1330 Missouri Blvd.	Jefferson City, MO 65109	John and Betty Carmichael, 3620 W. Gordon Dr., Jefferson City, MO 65109
Joplin	MO	3404 East 7th Street	Joplin, MO 64801	The Spicer L.P., 1010 Carrington Terrace, Joplin, MO 64804
Lebanon	MO	1600 W. Elm St.	Lebanon, MO 65536	Lowe Investments, LC, 103 Lowe Ave., Wayensville, MO 65583

Schedule 4

Neosho	MO	311 S Neosho Blvd.	Neosho, MO 64850	Steve P. and Sheila Hart, P.O. Box 458, Neosho, MO 64850. Have another address in file: 2801 South High, Neosho, MO 64850.
Springfield South	MO	3245 W. Sunshine	Springfield, MO 65807	Russell L. Black and Minnie Eva Black Trust UAD 6-16-95, 3250 W. Sunshine, Springfield, MO 65807 UAD 6-16-95
West Plains	MO	1702 Porter Wagoner Blvd.	West Plains, MO 65775	John Negri, P.O. Box 813, West Plains, MO 65775.
Broken Arrow	OK	406 E. Kenosha	Broken Arrow, OK 74012	Nelson Properties, LLC, P.O. Box 393, Broken Arrow, OK 74013-0393. Contact: James Nelson.
Claremore	OK	821 North Lynn Riggs Blvd	Claremore, OK 74017	Frank C Robson and Ludmila Robson, 310 S Missouri, POBox 986, Claremore, OK 74018-0986
McAlester	OK	920 S. Main	McAlester, OK 74501	Templar Leasing & Construction, P.O. Box 728, McAlester, OK 74502
Muskogee	OK	1501 W Shawnee	Muskogee, OK 74401	Fleeman Family Limited Partnership II c/o Terri Simon, 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712, 479-254-1151
Okmulgee	OK	1509 S. Wood Drive	Okmulgee, OK 74447	Charles B. Davis, Southwood Plaza, Inc. P.O. Box 846, Okmulgee, OK 74447-0846
Owasso	OK	8051 North Owasso Expressway	Owasso, OK 74063	M & M Management, LLC, POBox 340, Sand Springs, OK 74063
Ponca City	OK	3314 North 14th	Ponca City, OK 74601	PC Concrete CO., Inc., P.O. Box 30, Ponca City, OK 74602
Poteau	OK	2607 North Broadway	Poteau, OK 74953	Michael F. LaFevers, Tote-A-Poke, 2017 N Broadway, Poteau, OK 74953 918-647-9946
Sapulpa	OK	20 East Taft	Sapulpa, OK 74066	Rainbow Real Estate, LLC, 803 SE Plaza Avenue, Ste 1, Bentonville, AR 72712. Terri Simon,
Stillwater	OK	823 E. 6th Street	Stillwater, OK 74074	The Estate of Frank Dewey Payton, Leonard G. Herron, III, Executor /Amended 3/06-Leonard G. Herron, III, 3418 Mayberry, Enid, OK 73703
Stillwell	OK	Rt. 2 Box 10	Stillwell, OK 74960	Jeannie Fleeman Rev Trust c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Tahlequah	OK	2900 S. Muskogee Ave	Tahlequah, OK 74464	GE Ford Lease Co., Inc., c/o Lori D. Greenhaw McCollum, P.O. Box 1414, Tahlequah, OK 74465
Tulsa	OK	6519 East 11th	Tulsa, OK 74112	Jeannie Fleeman Rev Trust c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712

Schedule 4

Tulsa South	OK	4818 S. Peoria Ave.	Tulsa, OK 74105	Mary Jo Samuel Trust - Mary Jo Samuel, 5906 Knoxville Ave., Tulsa, OK 74135
Clarksville	TN	1630 Wilma Rudolph Boulevard	Clarksville, TN 37040	Timothy R. LeMaster and Valarie A. LeMaster, 450 Dean Road, Clarksville, TN 37040.
Jackson	TN	1089 South Highland	Jackson, TN 38301	Volunteer Homes, Ronald Boyd, P.O. Box 579, Paris, TN 38242

Corsicana	TX	711 S. 7th Street	Corsicana, TX 75110	Johnny Sirman Auto Co., Inc., Bill Griggs, 611 S. 7th St., Corsicana, TX 75110
Lufkin	TX	905 North Timberland	Lufkin, TX 75901	Mr. and Mrs. Stewart and Mr. and Mrs. Thomas, 702 N. Timberland Dr., Lufkin, TX 75901. Contact: Janis Stewart
Mount Pleasant	TX	2300 West Ferguson Rd	Mt. Pleasant, TX 75455	Brickman Properties, LLC, Jim Koelliker and Chris Elliott, 307 N Jefferson, Mt. Pleasant, TX 75455.
Sulphur Springs	TX	1237 S Broadway	Sulphur Springs, TX 75482	Wendell Sapaugh, c/o City National Bank, POBox 495, Sulphur Springs, TX 75483
Sulphur Springs	TX	1237 S Broadway	Sulphur Springs, TX 75482	Freddie McKee, 28 Vonda Dr., Sulphur Springs, TX 75482
Texarkana	TX	3015 Summerhill	Texarkana, TX 75503	Jeannie Fleeman Rev Trust c/o Jeannie Fleeman, Dynamic Enterprises, Inc., 803 SE Plaza Ave., Ste. 1, Bentonville, AR 72712
Wichita Falls	TX	2710 Jacksboro Hwy	Wichita Falls, TX 76302	Diana L. Parish, 1502 Parker Rd., Wichita Falls, TX 76310

Schedule 4

SCHEDULE 16
Patents, Trademarks and Copyrights

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date
None

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date
CAR-MART COMMITTED TO YOU!	ACM	Registered, Active	2941129	4/19/2005
America's CAR-MART	ACM	Registered, Active	2941128	4/19/2005
AMERICA'S CAR-MART	ACM	Registered, Active	2941130	4/19/2005
Automobile Loan Information System	ACM	Registered, Active	2755300	8/26/2003
America's Car-Mart Drive Easy	ACM	Registered, Active	3186636	12/19/2006
AUTOMOBILE LOAN INFORMATION SYSTEM	ACM	Registered, Active	2861739	7/6/2004

Copyright	Owner	Status in Copyright Office	Federal Registration No.	Registration Date
Automobile Loan Information System	ACM	Registered, Active	TX0001146243	6/24/2002

Schedule 16